                                                                    EXHIBIT 99.1

W. R. BERKLEY CORPORATION
165 MASON STREET, P.O. BOX 2518
GREENWICH, CONNECTICUT  06836-2518
(203) 629-3000

NEWS
RELEASE

CONTACT:  John D. Vollaro        Ken Di Paola or Joel Pomerantz
          President and COO      The Dilenschneider Group
          (203) 629-3000         (212) 922-0900


                    W.R. BERKLEY CORPORATION WILL RESTRUCTURE
                            REGIONAL INSURANCE GROUP

         GREENWICH, CT., January 20, 1999 -- W.R. Berkley Corporation (NASDAQ:BKLY), a property casualty insurance holding company, today announced that it will restructure the management and back-office operations of its group of 10 regional insurance companies into four geographic segments based on markets served. The consolidation of management and administrative functions, which should be completed before the end of 1999, is expected to result in annual after-tax savings of between $10 million and $15 million, based on the Company's preliminary analysis of achievable cost savings and other benefits.

         The company also said that, based on its present evaluation of the components of the restructuring, it expects to take a one-time after-tax charge of between $9 million and $13 million in the first quarter of 1999 to cover costs directly related to the consolidation.

         Today's decision marks the culmination of a process that began last Fall with the retention of Morgan Stanley & Company to explore strategic opportunities for Berkley's regional insurance companies, which represent approximately 45 percent of the company's total revenues.

         "Over the past few months, we have thoroughly reviewed the full range of strategic alternatives for our regional insurance group," said William R. Berkley, chairman and chief executive officer. "It is our judgment, shared by our advisors, that in the face of increasingly aggressive competition, restructuring offers the best route to improved financial returns and enhanced value for our shareholders.


                                     -more-

         "The consolidation of managerial and administrative resources will give us the economies of scale and pricing flexibility to remain competitive in today's price-driven environment. It will also allow us to attract and retain the kind of top managerial talent we need to grow the business. As planned, the restructuring should achieve all of these ends without altering our core philosophy of making underwriting decisions as close as possible to the customers and markets we serve. Given the annual savings expected to be realized going forward, we expect this consolidation to pay for itself very quickly."

         Mr. Berkley added, "The restructuring will in no way diminish the personal attention and quality of service we offer our customers. The savings will come from the consolidation of administrative and managerial functions, the elimination of redundant operating assets, and the potential reduction of required capital. From the standpoint of the holding company, the consolidation also gives us greater operating and financial flexibility with respect to the company's future strategic direction."

         Restructuring the managerial and back-office resources of Berkley's 10 regional insurance units will leave four regional companies to manage the consolidated businesses on a geographic basis. One regional company in each geographic segment has been designated as the primary insurance unit, other companies in the segment are shown in parenthesis:

- New England     Acadia Insurance Company

- Mid Atlantic    Firemen's Insurance Company of Washington, D.C. (Berkley
                  Insurance Company of the Carolinas, Chesapeake Bay Property &
                  Casualty Insurance Company, and The Presque Isle Insurance
                  Division)

- Midwest         Continental Western Insurance Companies (American West
                  Insurance Company, Tri-State Insurance Company of Minnesota and Union Insurance Company)

- Southern Tier   Union Standard Insurance Company (Great River Insurance
                  Company)


                                     -more-

         All necessary legal entities comprising these groups will remain in existence for regulatory and compliance purposes. Berkley Information Services will continue to provide the regional companies with data processing services.

         W.R. Berkley Corporation is a holding company which, through its subsidiaries, does business in all segments of the property casualty insurance business. The operating units are grouped for management purposes in five segments according to market served: Regional Property Casualty Insurance, Reinsurance, Specialty Insurance, Alternative Markets and International.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Any forward-looking statements contained herein are based upon the Company's historical performance. They are subject to various risks and uncertainties including but not limited to the impact of competition, product demand, catastrophe and storm losses and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. These risks could cause the Company's actual results for the 1999 fiscal year and beyond to differ materially from those expressed in any forward looking statement made by, or on behalf of, the Company.

                                      # # #